Exhibit 99.1

iPayment Stockholders Approve Agreement and Plan of Merger

    NASHVILLE, Tenn.--(BUSINESS WIRE)--May 5, 2006--iPayment, Inc. (NASDAQ: IPMT) announced that its stockholders approved the Agreement and Plan of Merger, dated as of December 27, 2005, among iPayment Holdings, Inc. ("Holdings"), iPayment MergerCo, Inc. and iPayment, Inc., at today's Special Meeting of Stockholders. Upon completion of the merger, each issued and outstanding share of iPayment's common stock will be converted into the right to receive $43.50 in cash without interest (other than shares of iPayment's common stock held by Holdings or any of its subsidiaries immediately prior to the effective time of the merger and shares of iPayment's common stock held by iPayment or any of its subsidiaries, or shares held by iPayment's stockholders who perfect their appraisal rights under Delaware law).

    FORWARD-LOOKING STATEMENTS

    This document contains forward-looking statements that involve risks and uncertainties relating to future events, including whether and when the merger will be consummated. A variety of factors could cause actual events or results to differ materially from those expressed or implied by the forward-looking statements. These factors include, but are not limited to, risks that regulatory clearances may not be obtained in a timely manner or at all, that an order or injunction may be imposed prohibiting or delaying the merger and that any other conditions to the merger may not be satisfied. iPayment assumes no obligation to update the forward-looking information.
    iPayment, Inc. is a provider of credit and debit card-based payment processing services to approximately 140,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.

    CONTACT: iPayment, Inc., Nashville
             Afshin M. Yazdian, 615-665-1858, Ext. 115